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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Renal Care Group, Inc. for the registration of 1,903,121 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 1999, with respect to the consolidated financial statements and schedule of Renal Care Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998 and our reports dated March 2, 1999, with respect to the supplemental consolidated financial statements and schedule of Renal Care Group, Inc. included in its Current Report (Form 8-K) dated April 22, 1999, filed with the Securities and Exchange Commission..


                                                          /s/ ERNST & YOUNG LLP



Nashville, Tennessee
April 28, 1999


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